Exhibit 8.2

August 17, 2020

To:         Futu Holdings Limited

    11/F, Bangkok Bank Building
    No. 18, Bonham Strand W, Sheung Wan
    Hong Kong S.A.R., People’s Republic of China

Dear Sir or Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We have acted as the PRC counsel to Futu Holdings Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the proposed offering (the “Offering”) of certain number of American depositary shares (“Offered ADSs”), each Offered ADS representing certain number of Class A ordinary shares of the Company (the “Ordinary Shares”), by the Company in accordance with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering.

A.            Documents and Assumptions

In rendering this opinion, we have examined originals or copies of the due diligence documents provided to us by the Company and the PRC Operating Companies and such other documents, corporate records and certificates issued by the governmental authorities in the PRC (collectively the “Documents”).

In rendering this opinion, we have assumed without independent investigation that (the “Assumptions”):

(i)                All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(ii)             Each of the parties to the Documents, other than the PRC Operating Companies, (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; or (ii) if an individual, has full capacity for civil conduct; each of them, other than the PRC Operating Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

(iii)          The Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

(iv)         The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

(v)            All requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Operating Companies in connection with this legal opinion are true, correct and complete.

B.            Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows.

PRC Operating Companies	means

Shensi Network Technology (Beijing) Co., Ltd. (慎思网络技术（北京）有限公司), Futu Network Technology (Shenzhen) Co., Ltd. (富途网络科技（深圳）有限公司), Futu Information Technology (Hainan) Co., Ltd. (富途信息科技（海南）有限公司), Shenzhen Qianhai Fuzhitu Investment Consulting Management Co., Ltd. (深圳市前海富之途投资咨询有限公司), Shenzhen Shidai Futu Consulting Co., Ltd. (深圳市时代富途咨询有限公司), Futu Business Information Consulting (Hainan) Co., Ltd.(富途商务信息咨询（海南）有限公司), Shenzhen Futu Network Technology Co., Ltd. (深圳市富途网络科技有限公司) and Beijing Futu Network Technology Co., Ltd. (北京市富途网络科技有限公司)

PRC Laws	means

all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and supreme court’s judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion.

C.            Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

(1)         Taxation. The statements set forth in the Registration Statement under the caption “Taxation—People’s Republic of China Taxation” with respect to the PRC tax laws and regulations, constitute true and accurate descriptions of the matters described therein in all material aspects.

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

(i)                     Our opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC;

(ii)                  The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect;

(iii)               Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC;

(iv)              This opinion is issued based on our understanding of the PRC Laws. For matters not explicitly provided under the PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the government agencies will ultimately take a view that is not contrary to our opinion stated above;

(v)                 We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Operating Companies and PRC government officials; and

(vi)              This opinion is intended to be used in the context which is specifically referred to herein.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ CM Law Firm

CM Law Firm